Exhibit 99.1



             U. S. STEEL REPORTS CONVERSION OF MEDS TO COMMON STOCK


     PITTSBURGH, June 15, 2006 - United States Steel Corporation (NYSE: X) today reported that each of its outstanding shares of 7.00% Series B Mandatory

Convertible Preferred Shares ("MEDS") (NYSE: X.B) has automatically converted into 3.1928 shares of United States Steel Corporation common stock pursuant to the terms of the MEDS. This conversion will increase the Company's shares of common stock outstanding by approximately 16 million shares. All shares of MEDS are held in book entry form by the Depository Trust Company ("DTC"). Delivery of common shares and the mechanics of conversion will be handled by DTC in accordance with its rules. Beneficial owners of the MEDS should contact their broker or dealer for additional information concerning the conversion.